Exhibit 5.1

November 21, 2012

Tanke Biosciences Corporation
Room 2801, East Tower of Hui Building
No. 519 Machang Road
Pearl River New City, Guangzhou
People’s Republic of China 510627

Gentlemen:

You have requested our opinion, as counsel for Tanke Biosciences Corporation, a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission.

This Registration Statement relates to the resale by the selling stockholders identified in this prospectus of up to 16,173,130 shares (the “Shares”) of our common stock, par value $0.001 per share, including (i) 2,166,913 shares issued to certain selling stockholders pursuant to a contractual arrangement with the Company, (ii) 6,669,627 shares issuable upon conversion by certain selling stockholders of the principal underlying the Company’s 8% Convertible Notes due February 9, 2013, and (iii) 6,669,627 shares issuable upon the exercise by certain selling stockholders or the Company’s common stock purchase warrants issued on February 9, 20112011; and (iv) 666,963 shares issuable upon exercise by certain selling stockholders of our placement agent warrants issued on February 9, 2011, which we refer to herein collectively as the Warrants.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that: (a) an aggregate of 2,166,913 of the Shares referred in (i) above are duly authorized, validly issued, fully paid and non-assessable, and (b) 6,669,627 shares issuable upon conversion of the Convertible Notes and 6,669,627 shares issuable upon exercise of the common stock purchase warrants,  and 666,963 shares issuable upon exercise of the placement agent warrants, as referred in (ii), (iii) and (iv) above, when issued and sold upon the conditions contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and non-assessable upon issuance.  It is also our opinion that the offered Warrants are binding obligations of the Company under the laws of Nevada, the governing law of the Warrants.

No opinion is expressed herein as to any laws other than the laws of the State of Nevada. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Anslow + Jaclin LLP

ANSLOW + JACLIN LLP

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